Manager Directed Portfolios

Form of Distribution and Shareholder Servicing (Rule 12b-1) Plan
On behalf of the Funds managed by
Mar Vista Investment Partners, LLC

The following Distribution and Shareholder Servicing (Rule 12b-1) Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Manager Directed Portfolios (the “Trust” or “MDP”), a Delaware statutory trust, on behalf of the classes of shares (each, a “Class”) of the portfolios of the Trust (the “Funds”) set forth on Exhibit A, as may be amended from time to time.
I.    PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES
For each Class, a Fund may pay the Fund’s distributor (the “Distributor”) or other entities as approved by the Trust’s Board of Trustees such as other principal underwriters, the Fund’s investment adviser (“Adviser”), broker-dealers, financial intermediaries (which may include banks) and other parties that enter into a distribution, underwriting, selling or service agreement with respect to shares of such Class (each, a “Recipient”) distribution and shareholder servicing fees in the amounts provided on Exhibit A. The Distributor may pay all or a portion of these fees to any Recipient who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement, a form of which is attached as Exhibit B. The Fund, the Distributor, the Adviser or other parties also may incur expenses in connection with the distribution or marketing and sale of the Fund’s shares that may be paid or reimbursed under the Plan. To the extent not so paid by the Distributor, such amounts may be retained by the Distributor for future payment of distribution-related expenses.
The aggregate amount of fees and expenses to be paid by a Fund pursuant to this Plan with respect to any Class shall be the amount calculated in the percentage per annum of the average daily net assets attributable to such Class as set forth on Exhibit A. The distribution and shareholder servicing fee payable with respect to any Class shall not exceed the maximum distribution and shareholder servicing fee per annum set forth on Exhibit A with respect to that Class. Payment of these fees shall be made monthly promptly following the close of the month, or at such other intervals as the Trust’s Board of Trustees may determine.
Payments under this Plan are not tied exclusively to actual distribution and/or service fees and expenses incurred, and payments under this Plan may exceed (or be less than) actual fees and expenses incurred.
Amounts paid under this Plan represent compensation for distributing and servicing the shares of the Class. Covered activities and expenses include, but are not limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, the printing and mailing of marketing material, and administrative, shareholder services and other support services provided by financial intermediaries.
II.OTHER PAYMENTS
The Adviser, the Distributor, any other Recipient or any of their affiliates may pay expenses incurred in connection with the distribution or marketing and sale of a Fund’s shares,

including the activities set forth above, out of their advisory fee revenues, profits or other resources. The Adviser and such other parties may also make payments to third parties out of their advisory or other fees, including payments for sub-transfer agent or shareholder services. To the extent that any payments are made by the Adviser or other party set forth above, including payments made by the Adviser to financial intermediaries, are deemed to be indirect financing of any activity primarily intended to result in the sale of Trust shares within the meaning of Rule 12b-1, such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1 of this Plan.
III.WRITTEN AGREEMENTS
All agreements with any person relating to this Plan shall be in writing, and any agreement relating to this Plan shall:
•describe the services to be performed by the Recipient;
•specify the amount of, or the method for determining, the compensation to the Recipient;
•provide that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of the Fund, or by vote of a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to this Plan (the “Disinterested Trustees”), on not more than 60 days’ written notice to the other party to the agreement; and
•provide that it shall automatically terminate in the event of its assignment.
The form of dealer agreement attached as Exhibit B has been approved by the Board of Trustees in accordance with the requirements of Rule 12b-1.
IV.    QUARTERLY REPORTS
The Distributor and/or the Trust’s administrator shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.
V.    APPROVAL BY TRUSTEES AND CONTINUANCE OF PLAN
This Plan shall become effective with respect to each Class after approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in the manner required by the 1940 Act and the rules and regulations, or exemptive relief thereunder, at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Class for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to the Class from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in the manner required by the 1940 Act and the rules and regulations, or exemptive relief thereunder, at a meeting called for the purpose of voting on such continuance. The Plan may be terminated with respect to the Class at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of shareholders of the Class, or by vote of a majority of the Disinterested Trustees.
VI.    SELECTION OF DISINTERESTED TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.
VII.    AMENDMENTS
All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in the manner required by the 1940 Act and the rules and regulations, or exemptive relief thereunder, at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Class described in Section 1 of this Plan without the approval by a vote of holders of at least a majority of the outstanding voting securities of that Class.
VIII.    RECORDKEEPING
The Trust shall preserve copies of the Plan, all agreements related to the Plan and all reports made pursuant to Section 4 for a period of not less than six years from the date of this Plan, the Rule 12b-1 agreement or such reports, as the case may be, the first two years in an easily accessible place.
Adopted: [ ], 2022

Exhibit A
List of Funds and Classes
Investor Shares of the Mar Vista Strategic Growth Fund*
*Effective upon commencement of operations
This plan is adopted by MDP with respect to the Class of shares of the Fund set forth above.
In compensation for the services provided pursuant to this Plan, the Distributor, together with any other authorized Recipients, will be paid an annual fee of up to 0.25% of the average daily net assets of the Investor Shares of the Fund set forth above.

APPENDIX A

Mar Vista Stratgic Growth Fund Fund
Quasar Distributors, LLC
111 East Kilbourn Avenue, Suite 2200
Milwaukee, WI 53202
Dealer Agreement
[ ]

Adopted: [ ], 2022

Schedule A

Name of Fund	CUSIP	Ticker
Mar Vista Strategic Growth Fund

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